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                                                                     EXHIBIT 2.1

                                                            FINAL EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of June 25, 1999, between Reliance Insurance Company ("Reliance") and Fairfax Financial Holdings Limited ("Purchaser", such term to include, except for the proviso to Section 14, any assignee of Fairfax Financial Holdings Limited pursuant to Section 14). For purposes of this Agreement, "Seller" shall mean, collectively, Reliance and its subsidiaries United Pacific Insurance Company of New York and Reliance Direct Insurance Company.

     WHEREAS, Seller owns an aggregate of 6,574,445 shares (the "Shares") of common stock, par value U.S. $1.00 per share (the "Common Stock") of Zenith National Insurance Corp., a Delaware insurance holding company (the "Company");

     WHEREAS, Seller wishes to sell to Purchaser the Shares and Purchaser wishes to purchase from Seller the Shares, upon the terms and subject to the conditions set forth herein;

     WHEREAS, Purchaser is purchasing the Shares for investment purposes;

     WHEREAS, Reliance has agreed with Purchaser to assign to Purchaser, at Purchaser's request, subject to Purchaser obtaining the consent, if required, of the Company, its registration rights contained in a purchase agreement, dated as of February 4, 1981 among Reliance, the Company and certain selling stockholders (the "Purchase Agreement");

     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Reliance, on behalf of each Seller, and Purchaser hereby agree as follows:

     1. Sale of Shares. Subject to the terms and conditions contained herein, Seller will sell to Purchaser, and Purchaser will buy from Seller the Shares for an aggregate cash purchase price of U.S. $184,084,460 (the "Purchase Price") representing U.S. $28.00 per Share (the "Per Share Purchase Price") payable on the Settlement Date (as defined below). The Purchase Price shall be adjusted upon the terms and conditions described in Section 10 below.

     2. Settlement.

     (a) Settlement of the sale and purchase under Section 1 of this Agreement shall take place at the offices of Seller at 55 East 52nd Street, Park Avenue Plaza, 29th Floor, New York, New York at 11:00 a.m., New York City time, on the third business day after receipt by Seller and Purchaser of all necessary approvals, non-disapprovals or comparable responses described in Sections 3(c) and 4(g) below (the "Settlement Date" and all such approvals, non-disapprovals and other comparable responses being hereafter collectively referred to as the "Necessary Approvals").

     (b) On the Settlement Date, Seller shall deliver or cause to be delivered to Purchaser (i) stock certificates evidencing the Shares (or a portion thereof) duly endorsed in blank, or accompanied by stock powers duly executed in blank and with all required stock transfer tax stamps





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affixed and by DTC transfer, the remainder of the Shares and (ii) a receipt for the Purchase Price in respect of the Shares.

     (c) On the Settlement Date, Purchaser shall deliver to Seller (i) the Purchase Price by wire transfer of immediately available funds to Sellers' accounts as separately furnished to Purchaser in writing prior to the Settlement Date and (ii) a receipt for the Shares.

     3. Representations of Seller. As an inducement to Purchaser to enter into this Agreement, Reliance represents and warrants to Purchaser that:

     (a) Seller beneficially and of record (or through a custodian) owns the Shares being sold to Purchaser hereunder and such Shares are, free and clear of all liens, charges and other encumbrances, except for the restrictions on voting contained in the letter from the California Insurance Department set forth as
Schedule 1 to this Agreement (the "California Letter") and the restrictions imposed upon the sale of the Shares by the United States federal securities laws and state insurance holding company laws. Subject to receipt of the Necessary Approvals, the delivery of and payment for the Shares pursuant to this Agreement will transfer to Purchaser good and valid title to the Shares. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares, except for the Purchase Agreement and the California Letter.

     (b) Each constituent corporation of Seller is an insurance corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transaction contemplated hereby. The execution and delivery of this Agreement by Reliance, the performance by Reliance of its obligations hereunder and the consummation by Reliance of the transaction contemplated hereby have been duly authorized by all requisite corporate action on the part of Reliance. This Agreement has been duly executed and delivered by Reliance and constitutes a legal, valid and binding obligation of Reliance, enforceable against it in accordance with its terms.

     (c) Neither the execution and delivery of this Agreement, nor the consummation of the transaction contemplated hereby conflicts with or results in a breach of any of the provisions of, or constitutes a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or results in the creation of any encumbrance on any of the Shares under, any material indenture, mortgage, lease or loan agreement to which Seller is bound or violates any statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which Seller is subject. No notice to, filing with or authorization, consent or approval of, any government or governmental agency by Seller is necessary for the consummation of the transaction contemplated by this Agreement although Reliance and certain of its affiliates will be required to file Forms 4 and an Amendment to Schedule 13D under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Seller acknowledges that the Company will be required to file an HSR notification.



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     (d) As of the date of this Agreement, Seller does not know of any material adverse development in regard to the Company that has not been disclosed through publicly available filings or press releases.

     (e) All negotiations relating to this Agreement and the transaction contemplated hereby have been carried on without the intervention of any person acting on behalf of Seller in such manner as to give rise to any valid claim against Purchaser for any brokerage or finder's commission, fee or similar compensation.

     (f) Assuming the accuracy of the representations of Purchaser in Sections 4(a), (b) and (c), the offer and sale of the Shares hereunder are exempt from registration under the Securities Act of 1933, as amended (the "Securities Act").

     4. Representations of Purchaser. As an inducement to Reliance to enter into this Agreement, Purchaser represents and warrants to Reliance that:

     (a) Purchaser is acquiring the Shares to be purchased pursuant to this Agreement for investment purposes, for Purchaser's own account and with no present intention of distributing or reselling the Shares in any transaction which would be in violation of the securities laws of the United States of America or any state thereof or the insurance laws of any state.

     (b) Purchaser is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

     (c) Purchaser is aware that (i) the Shares are "restricted securities" as defined in the Securities Act and are therefore subject to restrictions on resale and (ii) the Company has no obligation to register the Shares for resale except, subject to the Company providing any requisite consent, pursuant to the Purchase Agreement.

     (d) In entering into the transaction contemplated hereby, Purchaser is not relying upon any representations or warranties made by Seller, except for those expressly set forth in this Agreement.

     (e) Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to enter into and perform its obligations under this Agreement and to consummate the transaction contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transaction contemplated hereby have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser. This Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

     (f) Purchaser has sufficient cash available to it to consummate the purchase of the Shares contemplated hereby without the need for any financing other than that which is already available or committed to Purchaser without material condition; provided that Purchaser hereby expressly


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acknowledges and agrees that the ability of Purchaser to obtain the necessary funds from such financing shall not be a condition to the consummation of the transaction contemplated hereby.

     (g) Neither the execution and delivery of this Agreement, nor the consummation of the transaction contemplated hereby conflicts with or results in a breach of any of the provisions of, or constitutes a default (or event which with the giving of notice or lapse of time or both, would become a default) under, any material indenture, mortgage, lease or loan agreement to which Purchaser is bound or violates any statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which Purchaser is subject. No notice to, filing with or authorization, consent or approval of, any government or governmental agency by Purchaser is necessary for the consummation of the transaction contemplated by the Agreement, except that Purchaser will be required to make a notification under the Hart-Scott Rodino Anti-trust Improvements Act of 1976, as amended (the "HSR Act"), file Forms A with the insurance regulatory authorities in the States of California and Texas and make such other filings as may be necessary with applicable insurance regulatory authorities in the United States having jurisdiction over Purchaser with relation to the purchase of the Shares (the Form A filings and other filings with insurance regulatory authorities in the United States being hereinafter referred to as the "Insurance Filings" and the notification under the HSR Act and the Insurance Filings being hereinafter collectively referred to as the "Purchaser Regulatory Filings") and obtain the approvals, non-disapprovals or comparable responses (including the expiration or termination of waiting periods) of the applicable regulatory entities for the purchase of the Shares and although Purchaser will be required to file a Form 3 and a Schedule 13D under the Exchange Act. Purchaser acknowledges that the Company will be required to file an HSR notification.

     (h) All negotiations relating to this Agreement and the transaction contemplated hereby have been carried on without the intervention of any person acting on behalf of Purchaser in such manner as to give rise to any valid claim against Seller for any brokerage or finder's commission, fee or similar compensation.

     5. Covenants of Seller and Purchaser. Each of Seller and Purchaser will:

     (a) file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by it pursuant to applicable law in connection with the sale and purchase of the Shares and the consummation of the transaction contemplated by this Agreement, including with respect to Purchaser, Form A and other filings with all appropriate insurance regulatory authorities and all notifications required by the HSR Act (all of which notifications and filings shall be made as soon as reasonably practicable; provided that Purchaser will use its best efforts to give such notifications and make such filings by July 20, 1999 and will do so in any event no later than July 30, 1999);

     (b) promptly respond to requests for additional information and give such reasonable undertakings to insurance and other regulatory authorities as may be required to consummate the sale and purchase of the Shares;


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     (c) use its best efforts to take, or cause to be taken, all actions necessary, proper or advisable in order for it to fulfill its obligations under this Agreement; and

     (d) take no action that would result in its representations and warranties becoming untrue.

     6. Covenants of Seller.

     (a) Reliance will cause each Seller to fulfill such Seller's obligations under this Agreement.

     (b) Seller will arrange for the resignations from the Board of Directors of the Company, effective on the Settlement Date, of each of Messrs. Saul P. Steinberg, Robert M. Steinberg and George E. Bello.

     (c) At the request of Purchaser made at least two (2) days prior to the Settlement Date, Reliance will execute and deliver to Purchaser a duly executed assignment agreement (the "Assignment Agreement") pursuant to which Reliance will assign all of its registration rights under the Purchase Agreement to Purchaser, subject to Purchaser obtaining the consent of the Company, to the extent such consent is required (it being agreed by Purchaser that it shall be Purchaser's sole responsibility to obtain such consent and Reliance will have no obligation in that regard).

     7. Conditions to Closing.


     (a) The obligations of Purchaser hereunder to purchase and of Seller hereunder to sell the Shares are subject to the fulfillment of the following conditions:

     (i) all permits, orders, approvals, consents, non-disapprovals or non-objections relating to the Insurance Filings and of any other governmental or insurance regulatory authority which are required in connection with the consummation of the transaction contemplated by this Agreement including, but not limited to, the approval by the States in which the Insurance Filings are required and such other regulatory authorities as require a permit, order, approval, consent, non-disapproval or non-objection (in the case of any non-disapprovals or non-objections as evidenced by the time period prescribed by applicable insurance law having elapsed without Purchaser having received any objection), shall have been obtained (and, subject to Purchaser's obligations under Section 5(b) and (c), not contain any conditions or other terms that are not reasonably acceptable to Purchaser) and such permits, orders, approvals, consents, non-disapprovals and/or non-objections shall be effective and shall not have been suspended, revoked or stayed;

     (ii) all applicable waiting periods under the HSR Act shall have expired or been terminated; and

     (iii) no injunction or law prohibiting or making illegal the consummation of the transaction contemplated by this Agreement shall have been enacted, issued, promulgated or enforced by any court or governmental authority having jurisdiction over Seller or Purchaser.



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     (b) The obligations of Seller to consummate the transaction contemplated by this Agreement shall be further subject to the fulfillment, at or prior to the Settlement Date, of the following conditions: (i) the representations and warranties of Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Settlement Date, with the same force and effect as if made at the Settlement Date (except if made as of a specified earlier date), (ii) the covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Settlement Date shall have been complied with in all material respects, and (iii) Seller shall have received a certificate from Purchaser to the effect set forth in clauses (i) and (ii) signed by a duly authorized representative thereof.

     (c) The obligations of Purchaser to consummate the transaction contemplated by this Agreement shall be further subject to the fulfillment, on or prior to the Settlement Date, of the following conditions: (i) the representations and warranties of Seller contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Settlement Date, with the same force and effect as if made at the Settlement Date (except for the representation and warranty set forth in Section 3(d), which shall only be made as of the date of this Agreement), (ii) the covenants and agreements contained in this Agreement to be complied with by Seller on or before the Settlement Date shall have been complied with in all material respects, and (iii) Purchaser shall have received a certificate from Seller to the effect set forth in clauses (i) and (ii) signed by a duly authorized representative thereof and if requested in writing by Purchaser at least two (2) days prior to the Settlement Date, a duly executed Assignment Agreement.

     8. Termination. This Agreement may be terminated as follows:

     (a) by mutual written consent of Seller and Purchaser;

     (b) at the election of Seller or Purchaser if the conditions set forth in
Section 7(a) of this Agreement have not been fulfilled on or prior to December 31, 1999 (so long as the party seeking to terminate this Agreement has not breached any provision hereof);

     (c) at the election of Seller, in the event that the conditions set forth in Section 7(b) have not been fulfilled by the Settlement Date or have become impossible of fulfillment prior to the Settlement Date; and

     (d) at the election of Purchaser, in the event that the conditions set forth in Section 7(c) have not been fulfilled by the Settlement Date or have become impossible of fulfillment prior to the Settlement Date.

     In the event of the termination of this Agreement pursuant to the provisions of this Section 8, this Agreement shall become void and have no effect, without any liability on the part of any party hereto or its directors, officers or stockholders in respect of this Agreement, except as specified in
Section 18 hereof and except that nothing herein shall limit the right of either party to seek damages from the other for breach of this Agreement.



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     9. Transactions.

     (a) If a Purchaser Acquisition Transaction is consummated on or prior to the date which is the fifteen month anniversary of the Settlement Date or is consummated thereafter pursuant to a Purchaser Acquisition Transaction "commenced" for purposes of Rule 14d-2 of the Exchange Act prior to such date or pursuant to a definitive acquisition agreement executed as of a date prior to such fifteen month anniversary and the purchase price per share of Common Stock is greater than the Per Share Purchase Price, Purchaser shall pay to Seller in cash, upon consummation of such Purchaser Acquisition Transaction, an amount equal to the product of (i) the excess of the price per share of the Common Stock paid by any Purchaser Part(y)(ies) (as defined below) in the Purchaser Acquisition Transaction over the Per Share Purchase Price and (ii) the number of Shares sold to Purchaser pursuant to this Agreement.

     (b) If a Third Party Acquisition Transaction is "commenced" for purposes of Rule 14d-2 of the Exchange Act or a definitive acquisition agreement is executed on or prior to the Settlement Date and the purchase price per share of Common Stock to be paid in such Third Party Acquisition Transaction is greater than the Per Share Purchase Price, and any Purchaser Party sells or otherwise disposes of or agrees to sell or otherwise dispose of the Shares or any portion thereof purchased or to be purchased by Purchaser hereunder, then Purchaser shall pay to Seller in cash upon consummation of the Third Party Acquisition Transaction an amount equal to 50% of the product of (i) the excess of the purchase price per share of Common Stock in the Third Party Acquisition Transaction over the Per Share Purchase Price and (ii) the number of Shares sold or otherwise disposed of by all Purchaser Parties in such Third Party Acquisition Transaction. Seller acknowledges that nothing in this Section 9(b) shall be deemed to obligate Purchaser to sell the Shares in a Third Party Acquisition Transaction.

     For purposes of this Section 9, (i) the term "Purchaser Acquisition Transaction" shall mean a tender offer, merger, consolidation or other transaction having a similar effect (it being understood that open market purchases and purchases from the treasury of the Company are not "transactions having a similar effect") after giving effect to which Purchaser, any affiliate of Purchaser or any group (as defined in Rule 13d-3 of the Exchange Act) including Purchaser and/or any of its affiliates (each, a "Purchaser Party"), owns more than 50% of the Common Stock, (ii) the term "Third Party Acquisition Transaction" shall mean any transaction in which a party (other than a Purchaser Party) seeks to own, or after giving effect to which a party other than a Purchaser Party owns, more than 50% of the Common Stock, whether by a tender offer, merger, consolidation or other transaction having similar effect, (iii) securities, notes or other property paid in any Purchaser Acquisition Transaction or Third Party Acquisition Transaction shall be valued at their fair market value and (iv) any amount due to Seller under this Section 9 shall be subject to adjustment pursuant to Section 10 (b) below.

     10. Adjustments for Dividends and Other Distributions; Stock Splits, etc.

     (a) Seller and Purchaser agree that Seller shall be entitled to all dividends and other distributions on the Shares for which the record date is on or prior to the Settlement Date and that Purchaser shall be entitled to all dividends and other distributions on the Shares for which the record



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date is after the Settlement Date; provided that in the event of an
Extraordinary Dividend, the Per Share Purchase Price shall be reduced by the amount per share of such Extraordinary Dividend. For the purposes of this
Section 10, an "Extraordinary Dividend" shall be any dividend or distribution on the Shares other than the regular quarterly dividend paid on the Common Stock.

     (b) In the event of a change in the number of Shares by virtue of a stock split, stock dividend, split-up, recapitalization or other similar transaction, Seller shall deliver to Purchaser on the Settlement Date, without change in the Purchase Price, that number of shares of Common Stock owned by Seller on the Settlement Date as a result of such transaction and all such shares shall be "Shares" under this Agreement. Any payments by Purchaser required by Section 9 of this Agreement shall give effect to any stock split, stock dividend, split-up, recapitalization or other similar transaction the record date for which is prior to the closing of the Purchaser Acquisition Transaction or the Third Party Acquisition Transaction, as the case may be.

     11. Securities Laws. The parties hereto hereby acknowledge that they are aware that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company or communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of such company.

     12. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part thereof.

     13. Consent to Jurisdiction. Purchaser hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and any court of the State of New York located in the Borough of Manhattan over any suit, action or proceeding arising out of or relating to this Agreement. Purchaser hereby irrevocably waives, to the fullest extent permitted by law (i) any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court or (ii) any claim that any such suit, action or proceeding has been brought in an inconvenient forum. THE PARTIES HERETO HEREBY WAIVE ANY RIGHTS TO A TRIAL BY JURY WITH RESPECT TO ANY MATTER RELATING TO THIS AGREEMENT.

     14. Assignment. This Agreement may not be assigned by either party hereto without the prior written consent of the other party hereto, except that Fairfax Financial Holdings Limited may assign this Agreement to one or more of its subsidiaries without Seller's prior written consent (Fairfax Financial Holdings Limited hereby advising Seller of its intent to assign this Agreement to one or more of its U.S. insurance company subsidiaries); provided that Fairfax Financial Holdings Limited shall remain liable for the obligations of Purchaser hereunder as if such assignment had not taken place.

     15. Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.



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     16. Amendments. This Agreement may be amended, modified or terminated only by an instrument in writing signed by Seller and Purchaser.

     17. Conveyance Taxes. Purchaser and Seller shall each be responsible for any stock transfer and stamp taxes or other similar taxes which become payable in connection with the sale of the Shares to Purchaser under this Agreement which are such party's obligation under applicable law. Purchaser and Seller shall execute and deliver all instruments and certificates necessary to enable the other party to make the necessary tax and other filings, if any.

     18. Press Releases. Neither party shall issue any press release relating to the transaction contemplated hereby without having consulted in advance with the other party and the parties shall cooperate as to the timing and contents of any such press release, except in the event that such press release is required by law or regulations, or by the rules of any securities exchange on which securities of any of the parties hereto are listed or quoted and such consultation and cooperation is not reasonably practicable within the applicable time periods for issuing the release.

     19. Notices. All notices, consents, requests, instructions, approvals and other communications provided herein shall be validly given or made (and shall be deemed to have been duly given or made upon receipt or delivery), if in writing and delivered personally or sent by nationally recognized overnight courier, by facsimile transmission (followed up by certified or registered mail, return receipt requested) or by registered or certified mail return receipt requested, (i) if to Purchaser at Fairfax Financial Holdings Limited, 95 Wellington Street West, Suite 800, Toronto, Canada M5J 2N7, attention: Eric Salsberg, Vice President-Corporate Affairs, facsimile (416) 367-2201 with a copy to Shearman & Sterling, Commerce Court West, Suite 4405, P.O. Box 247, Toronto, Canada M5L 1E8, attention: Brice T. Voran, facsimile (416) 360-2958 and (ii) if to Seller at Reliance Group Holdings, Inc., 55 East 52nd Street, Park Avenue Plaza, 29th Floor, New York, New York 10055, attention: Lowell C. Freiberg, Executive Vice President and Chief Financial Officer, facsimile (212) 909.1864, with a copy to the attention of Howard E. Steinberg, Executive Vice President and General Counsel, facsimile (212) 909-1241.

     20. Miscellaneous. This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

     21. Entire Agreement. This Agreement is intended by the parties as a final expression of their understandings and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     22. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable laws and regulations, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make



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effective the transaction contemplated by this Agreement. Each party will consent to any proposal by one or more of the other parties for structuring any aspect of the sale of the Shares in a manner which is advantageous to the party making the proposal if such proposal is neutral or advantageous to the party whose consent is sought, provided that such proposal is reasonably feasible, is not contrary to applicable laws and regulations and will be at no cost to such party.






                            INTENTIONALLY LEFT BLANK





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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                RELIANCE INSURANCE COMPANY


                                By: /s/ Albert A. Benchimol
                                    ----------------------------------------
                                    Name:  Albert A. Benchimol
                                    Title: Vice President


                                FAIRFAX FINANCIAL HOLDINGS LIMITED


                                By: /s/ Eric P. Salsberg
                                    ----------------------------------------
                                    Name:  Eric P. Salsberg
                                    Title: Vice President, Corporate Affairs




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